UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2005 (April 27, 2005)

UNITED DEFENSE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16821	52-2059782
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Wilson Boulevard, Suite 700
Arlington, Virginia 22209
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:
(703) 312-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement.

          On April 27, 2005 (the “Award Date”), United Defense Industries, Inc. (the “Company”), pursuant to its Incentive Award Plan, offered to enter into agreements granting shares of its common stock subject to restrictions (the “Restricted Stock”), all as set forth in a Restricted Stock Agreement (the “Agreement”) with certain of its employees, including the following executive officers (each a “Participant”) of the Company:

Elmer L. Doty
John W. Hendrix
Keith B. Howe
David V. Kolovat
Alexander J Krekich
Thomas W. Rabaut
Francis Raborn
Dennis A. Wagner, III

          It is anticipated that each of these individuals will counter execute their respective Agreements and that each such Agreement will accordingly become effective as of April 27, 2005. A form of the Agreement is filed herewith as Exhibit 10.1.

          Fifty percent of the Restricted Stock issued to a Participant will vest and the restrictions thereon will lapse on December 31, 2007 provided that such Participant has continued to serve as an employee of the Company from the Award Date through December 31, 2007. The remaining fifty percent of the Restricted Stock issued to such Participant will vest and the restrictions thereon will lapse on January 31, 2008 to the extent that certain financial objectives set forth in the Agreement have been met and provided that such Participant has continued to serve as an employee of the Company from the Award Date through December 31, 2007. Some or all of the Restricted Stock may vest and certain restrictions thereon would lapse in certain cases of a Participant’s Disability or Retirement, as defined in the Agreement. In addition, the full amount of Restricted Stock shall vest and the restrictions thereon shall lapse on the date of certain Corporate Transactions, as defined in the Agreement, and all restrictions with respect to such shares will immediately lapse. The previously announced merger transaction between the Company and BAE Systems North America Inc. qualifies as a Corporate Transaction under the Agreement.

     Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

     The following exhibit is furnished with this report pursuant to Item 1.01:

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED DEFENSE INDUSTRIES, INC.
BY:	/s/ David V. Kolovat
Date: May 3, 2005	David V. Kolovat
Vice President, General Counsel and Secretary

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